UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 2010

The Wilber Corporation
(Exact name of registrant as specified in its charter)

New York	001-31896	15-6018501
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

245 Main Street, Oneonta, New York 13820
(Address of principal executive offices)

Registrant’s telephone number, including area code: (607) 432-1700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)          The Board of Directors of The Wilber Corporation (the “Corporation”) announced that effective August 2, 2010, Douglas C. Gulotty, left his office as President and Chief Executive Officer, as well as Director, of The Wilber Corporation and Wilber National Bank (the “Bank”), the Corporation’s wholly-owned subsidiary.

Until a permanent appointment can be made, Joseph E. Sutaris will perform functions corresponding to those of President and Chief Executive Officer of the Company and the Bank. Mr. Sutaris has been with the Bank since 1995, and has been the Chief Financial Officer of the Company and the Bank since 2003 and Treasurer since 2004.  He has also served as Secretary of the Bank since 1998 and Secretary of the Company from 1998 to 2004, with his reappointment to that position in 2006.  In 2007, Mr. Sutaris was appointed Executive Vice President of the Company and the Bank. At this time, Mr. Sutaris will continue to serve in these other positions, as well as perform similar functions of President and Chief Executive Officer.  More details about Mr. Sutaris’ background and experience are set forth in the Corporation’s Proxy Statement for the 2010 Annual Meeting filed with the Securities and Exchange Commission on March 23, 2010. Mr. Sutaris’ current employment agreement with the Bank which commenced January 2, 2006 and extends through December 31, 2010 has not been amended as of August 2, 2010, the date he began performing functions corresponding to those of President and Chief Executive Officer.

A press release regarding the foregoing events is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit
No.	Description

99.1	Press release, dated August 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILBER CORPORATION
(Registrant)

/s/ Joseph E. Sutaris
Joseph E. Sutaris
Executive Vice President, Chief Financial Officer, Secretary, & Treasurer
Date: August 6, 2010